Exhibit 10.5

Restricted Unit Grant
under the
Enterprise Products 1998 Long-Term Incentive Plan

Date of Grant:

Name of Grantee:

Number of Units Granted:

Restricted Unit Grant Number:

Enterprise Products Company (formerly EPCO, Inc.) (the “Company”) is pleased to inform you that you have been granted the number of Restricted Units set forth above under the Enterprise Products 1998 Long-Term Incentive Plan (the “Plan”). A Restricted Unit is a Common Unit of Enterprise Products Partners L.P. (the “Partnership”) that is subject to the forfeiture and non-transferability provisions set forth below in this Agreement (the “Restrictions”). The terms of the grant are as follows:

1.           The Restricted Units granted by this Restricted Unit Grant (such granted Restricted Units being herein referred to, individually, as a “Restricted Unit” and, collectively or in any combination, as the “Restricted Units”) shall become fully vested, i.e., not restricted, in accordance with the schedule set forth in the table below (the dates in such table being referred to as “Vesting Dates”); provided however, that (notwithstanding the foregoing) one hundred percent (100%) of any Restricted Units that have not previously vested shall vest on the first day of the first Qualified Month (as defined in Section 4 below) after the occurrence of a Qualifying Termination (as defined in Section 4 below).

Vesting Dates:	Restricted Units Originally Granted Under this Grant Being Vested:
[Description of Vesting Date(s)]	[Description of number of units being vested on Vesting Date(s)]

In the event your status as an employee of the Company or any of the Company Affiliates (as defined in Section 4 below) (collectively, the “Affiliated Group”) is terminated prior to a particular Vesting Date for any reason other than a Qualifying Termination, the Restricted Units that have not yet vested as of such Vesting Date shall automatically and immediately be forfeited and cancelled without payment on the date of such termination.

2.           The Restricted Units will be evidenced, at the sole option and in the sole discretion of the Partnership, either (i) in book-entry form in your name in the Common Unit register of the Partnership maintained by the Partnership’s transfer agent or (ii) a unit certificate issued in your name. You shall have voting rights and shall be entitled to receive all distributions made by the Partnership on such Restricted Units free and clear of any Restrictions. If the Restricted Units are evidenced by a certificate, the certificate shall bear the following legend:

The Units evidenced by this certificate have been issued pursuant to an agreement made as of [________] 20[__], a copy of which is attached hereto and incorporated herein, between the Company and the registered holder of the Units, and are subject to forfeiture to the Company under certain circumstances described in such agreement. The sale, assignment, pledge or other transfer of the shares of Units evidenced by this certificate is prohibited under the terms and conditions of such agreement, and such Units may not be sold, assigned, pledged or otherwise transferred except as provided in such agreement.

The Company may cause the certificate to be delivered upon issuance to the Secretary of the Company as a depository for safekeeping until the forfeiture occurs or the Restrictions lapse pursuant to the terms of this Agreement. Upon request of the Company, you shall deliver to the Company a unit power, endorsed in blank, relating to the Restricted Units then subject to the Restrictions. Upon any lapse of the Restrictions without forfeiture, the Company shall, upon your request, cause a certificate or certificates to be issued without legend in your name evidencing the Restricted Units that have vested.

3.           None of the Restricted Units are transferable (by operation of law or otherwise) by you, other than by will or the laws of descent and distribution. If, in the event of your divorce, legal separation or other dissolution of your marriage, your former spouse is awarded ownership of, or an interest in, all or part of any Restricted Units granted hereby to you that have not yet vested (the “Awarded Restricted Units”), the Awarded Restricted Units shall automatically and immediately be forfeited and cancelled without payment on such date.

4.           As used herein, the following capitalized terms have the following meanings:

“Company Affiliate” means and includes (i) EPCO Holdings, Inc., (ii) Enterprise Products GP, LLC, (iii) Enterprise Products OLPGP, Inc., (iv) Enterprise Products Partners L.P. (“EPD”), (v) EPE Holdings LLC, (vi) Enterprise GP Holdings L.P. (“EPE”), (vii) Enterprise Products Operating LLC, (viii) DEP Holdings LLC, (ix) Duncan Energy Partners L.P. (“DEP”), (x) the respective subsidiaries or affiliates of any of the foregoing entities, (xi) any other entity (A) which is controlled, directly or indirectly, individually, collectively or in any combination, by the Company or any of the foregoing entities or (B) in which any of the Company or any of the foregoing entities has a direct or indirect ownership interest, (xii) any other entity (a) which is controlled, directly or indirectly, by the Estate of Dan L. Duncan, Deceased, his spouse, his descendants or any trusts for any of their respective benefit, individually, collectively or in any combination, or (b) in which any of them has a direct or indirect ownership interest and (xiii) any predecessors, subsidiaries, related entities, officers, directors, shareholders, parent companies, agents, attorneys, employees, successors, or assigns of any of the foregoing.

“Qualified Month” means a calendar month during which the Partnership either (a) pays a cash distribution to holders of its Common Units or (b) is required to make adjustments to capital accounts upon the issuance of additional Common Units.

“Qualifying Termination” means:

(a)           your status as an employee of any Affiliated Group member is terminated due to your (i) death or (ii) receiving long-term disability benefits under the applicable Affiliated Group member’s long-term disability plan, provided such disability qualifies as a “disability” under Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”); or

(b)           your employment with any Affiliated Group member is terminated due to your retirement on or after (1) reaching age 62, (2) having 10 or more years of credited service as an employee of one or more Affiliated Group member(s), (3) executing a Retirement Agreement and Release (in such form as the Company may approve from time to time) and (4) otherwise complying with any related retirement policies of the Affiliated Group member in effect at the time of the effective date of your retirement; or

(c)           your termination of employment by any Affiliated Group member (or its successor) and each of its Affiliates within one year after a Change of Control (as defined below) and (1) such termination of employment was initiated by the Affiliated Group member (or its successor) other than upon or after the occurrence of a Termination for Cause or (2) if such termination of employment was initiated by you, is upon or after the occurrence of a Termination for Good Reason; provided, however, that you terminate your employment with any Affiliated Group member (or any successor) and its Affiliates within 120 days following the date on which you have actual notice of the event that gives rise to the Termination for Good Reason.

“Change of Control” means Duncan shall cease, directly or indirectly, to control the General Partner (including for purposes of clarification, and without limitation, by control that may be deemed to exist based on (i) the facts that cause Duncan’s deemed control of the General Partner to exist as of the date of this Agreement (which existing control is hereby recognized and agreed) or (ii) Duncan’s direct or indirect power to exercise a controlling influence over either the management or policies of the General Partner (as control and power are construed and used under rules and regulations promulgated by the U.S. Securities and Exchange Commission, including any presumptions used thereunder relating to control).

“Duncan” means, collectively, individually or any combination, Dan L. Duncan, his wife, descendants, heirs and/or legatees and/or distributees of Dan L. Duncan’s estate, and/or trusts (including, without limitation, one or more voting trusts) established for the benefit of his wife, descendants, heirs and/or legatees and/or distributees.

“Termination for Cause” means the occurrence of any of the following events:

(a)           the commission by you of a material act of willful misconduct including, but not limited to, the willful violation of any material law, rule, regulation of a governmental entity or cease and desist order applicable to you or any Affiliated Group member (or its successor) (other than a law, rule or regulation relating to a minor traffic violation or similar offense), or an act which constitutes a breach by you of a fiduciary duty owed to any Affiliated Group member (or its successor); or

(b)           the commission by you of an act of dishonesty relating to the performance of your duties, habitual unexcused absence(s) from work, willful failure to perform duties in any material respect (other than any such failure resulting from your incapacity due to physical or mental illness or disability), or gross negligence in the performance of duties resulting in material damage or injury to any Affiliated Group member (or its successor), its reputation or goodwill (provided, however, that in the event of your willful failure to perform duties in any material respect, you shall be provided with written notice of such event and shall be provided with a reasonable opportunity, in no event more than 30 days, to cure such failure to perform your duties); or

(c)           any felony conviction of you or any conviction of you involving dishonesty, fraud or breach of trust (other than for a minor traffic violation or similar offense), whether or not in the line of duty.

“Termination for Good Reason” means any nonconsensual (a) material reduction in your authority, duties or responsibilities; (b) reduction in your compensation by more than 20 percent from the compensation (excluding Awards pursuant to the Plan or other equity-based compensation) paid by any Affiliated Group member (or its successor) during the completed fiscal year prior to the Change of Control; or (c) change caused by any Affiliated Group member (or its successor) in your office location of more than 50 miles from its location on the date of the Change of Control.

5.           Nothing in this Agreement or in the Plan shall confer any right on you to continue employment with any member of the Affiliated Group or restrict the Company or the Company Affiliates from terminating your employment at any time. Employment with a Company Affiliate shall be deemed to be employment with the Company for purposes of the Plan. Unless you have a separate written employment agreement with an Affiliated Group member, you are, and shall continue to be, an “at will” employee.

6.           To the extent that the grant or vesting of a Restricted Unit results in the receipt of compensation by you with respect to which the Company or a Company Affiliate has a tax withholding obligation pursuant to applicable law, unless you make other arrangements that are acceptable to the Company or such Company Affiliate, you must deliver to the Company or the Company Affiliate such amount of money as the Company or the Company Affiliate may require to meet its tax withholding obligations under such applicable law. No issuance of an unrestricted Common Unit shall be made pursuant to this Agreement until you have paid or made arrangements approved by the applicable member of the Affiliated Group to satisfy in full any applicable tax withholding obligations pursuant to applicable law. For purposes of this paragraph, unless you make other arrangements or are subsequently notified to the contrary, applicable member of the Affiliated Group will satisfy your obligations with respect to any applicable tax withholding by withholding from the issuance under this Agreement a number of vested Common Units having a then-fair-market value equal to such tax withholding obligations, based on the closing price per Common Unit as reported on the New York Stock Exchange (or other principal stock exchange on which the Common Units are then listed) on the date of vesting. The Committee has determined that it intends that the Plan meet the requirements of Rule 16b-3 under the Exchange Act and that the transactions of the type specified in Rule 16b-3 by non-employee directors and by officers of the Company (whether or not they are directors) pursuant to the Plan, including the foregoing net settlement procedure, will be exempt from the operation of Section 16(b) of the Exchange Act.

7.           Notwithstanding any other provision of this Agreement, neither the Company nor the Partnership shall be obligated to deliver to you any unrestricted Common Units if counsel to the Company determines such delivery would violate any law or regulation of any governmental authority or agreement between the Company or the Partnership and any national securities exchange upon which the Common Units are listed or any policy of the Company or any Company Affiliate.

8.           These Restricted Units are subject to the terms of the Plan, which is hereby incorporated by reference as if set forth in its entirety herein, including, without limitation, the ability of the Company, in its discretion, to amend your Restricted Unit award without your approval. In the event of a conflict between the terms of this Agreement and the Plan, the Plan shall be the controlling document. Capitalized terms that are used, but are not defined, in this Option grant award have the respective meanings provided for in the Plan. The Plan, as in effect on the Date of Grant, is attached hereto as Exhibit A.

Enterprise Products Company (formerly EPCO, Inc.)

Senior Vice President, Human Resources